Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Company	Incorporated

Deep Down, Inc.	Delaware
Deep Down International Holdings, LLC	Nevada
Deep Down Brasil Soluções Petróleo e Gás Ltda.	Brazil